Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Fourth Quarter and Fiscal 2017 Results

Financial highlights include sales and earnings growth with debt reduction and capital structure improvement

February 28, 2018 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR) today reported its results for the fourth quarter and Fiscal year ended December 31, 2017.

Commenting on fourth quarter results, CEO Chad Crow remarked, “I am pleased to report we had a strong finish to the year, growing sales per day, excluding closed locations, by 13.2 percent in the fourth quarter. We saw an increase in sales volume in the single family construction end market of 7.5 percent, and 5.2 percent in the repair and remodeling / other end market. Additionally, we saw growth in manufactured products of 11.3 percent.

“We are leveraging our platform strengths to deliver sales growth and strong financial results while executing on our strategic priorities and investing in our future. We continued our investments in manufacturing capacity and talent to drive enhanced growth in margin-accretive products and markets, while making further progress in paying down debt and reducing our leverage ratio on a year over year basis.”

Peter Jackson, CFO, added, “In the quarter, we further refined our capital structure by redeeming our most expensive debt, the 10.75% unsecured notes, reducing go forward interest expense by $35 million annually. I am very pleased with the progress we are making on de-leveraging, as we reduced our leverage ratio by 0.6 times year over year to 4.2 times. Cash flow generation and debt reduction will continue to be a priority for 2018, as we execute on our multi-year plan to de-lever the balance sheet and fund growth initiatives.”

The Company has provided supplemental non-GAAP financial information of the consolidated company that is adjusted to exclude one-time integration, facility closure, one-time refinancing, non-cash release of tax valuation allowance and revaluation of deferred taxes, and other costs (“Adjusted”). As the information below includes non-GAAP financial information, please refer to the accompanying financial schedules for non-GAAP reconciliations to their GAAP equivalents.

Fourth Quarter 2017 Compared to Fourth Quarter 2016:

Net Sales

•	Net sales for the quarter ended December 31, 2017 were $1.8 billion, a sales increase of 15.0 percent over net sales for the fourth quarter of 2016. Sales per day, excluding closed locations, grew 13.2 percent in the quarter, which was benefited approximately 7.6 percent from the impact of commodity lumber price inflation on our sales and 5.6 percent from sales volume growth. Sales volume per day, excluding commodity inflation and closed locations, grew approximately 7.5 percent in the single family homebuilding end market and 5.2 percent in the repair and remodeling/other end market, offset by expected declines in multi-family.

Builders FirstSource Reports Fourth Quarter and Fiscal 2017 Results (continued)

Gross Margin

•	Gross margin of $431.2 million in the fourth quarter of 2017 increased by $39.6 million over the fourth quarter of 2016. Gross margin percentage was 24.2 percent, a decrease of 110 basis points from 25.3 percent in the fourth quarter of 2016. The gross margin percentage decreased primarily due to the impact of commodity price inflation relative to our short-term customer pricing commitments. Although rapid commodity inflation can cause short term gross margin percentage compression as prices are rising, higher commodity prices generally benefit the Company’s gross profit and EBITDA dollars in the long term.

Selling, General and Administrative Expenses

•	SG&A in the fourth quarter of 2017 was $366.4 million, or 20.6 percent of sales, a decrease of 140 basis points versus the fourth quarter of 2016. The improvement in SG&A as a percent of sales was driven by cost leverage and continued cost management partially offset by investments the Company made towards growth initiatives, including additional sales associates and new locations.

Interest Expense

•	GAAP interest expense in the fourth quarter of 2017 was $89.5 million compared to $44.4 million in the fourth quarter of 2016. Interest expense in the fourth quarter of 2017 included $56.3 million related to the one time premium paid to redeem the Company’s 10.75% Senior Notes due 2023, reducing go forward annual interest expense by $35 million.

Income Tax Expense

•	GAAP income tax expense in the fourth quarter of 2017 was $18.0 million compared to income tax expense of $0.1 million in the fourth quarter of 2016. The year over year increase is primarily attributable to the revaluation of our deferred taxes as a result of the 2017 Tax Act, totaling $29.0 million.

•	Adjusted income tax expense decreased by $14.2 million compared to 2016, largely attributable to the Company’s refinancing transaction in December 2017.

Net Income

•	GAAP net loss for the fourth quarter of 2017 was $42.7 million, or ($0.38) per diluted share, compared to a net income of $6.4 million, or $0.06 per diluted share, for the fourth quarter of 2016. Net loss for the fourth quarter of 2017 was impacted by $56.3 million of debt refinancing cost and $29.0 million revaluation expense on the Company’s deferred taxes as a result of the 2017 Tax Act. In the fourth quarter of 2016, GAAP net income was benefited by a release of our tax valuation allowance of $3.1 million against our deferred income tax assets offset by $9.7 million in debt issuance and refinancing costs.

•	Adjusted net income for the quarter was $46.6 million, or $0.40 per diluted share, compared to Adjusted net income of $18.3 million, or $0.16 per diluted share, in the fourth quarter of 2016. The year over year increase is primarily driven by the Company’s lower adjusted tax expense and improved operating results.

EBITDA

•	Fourth quarter Adjusted EBITDA grew $12.1 million, or 14.2 percent, to $96.9 million compared to $84.8 million for the fourth quarter of 2016. The year over year improvement was largely driven by sales increases and cost leverage realized, offset by the impact of commodity inflation on gross margin and investments the Company made towards growth initiatives, including an increase in sales associates and new locations.

Builders FirstSource Reports Fourth Quarter and Fiscal 2017 Results (continued)

Fiscal 2017 Compared to Fiscal 2016:

Net Sales

•	2017 net sales were $7.0 billion, a 10.5 percent increase over 2016. Sales, excluding closed locations, grew 10.7 percent, including 6.2 percent from the impact of commodity price inflation on sales. Sales volume, excluding commodity inflation and closed locations, grew approximately 6.9 percent in the single family homebuilding end market.

Gross Margin

•	Gross margin of $1.7 billion increased by $130.6 million over 2016. Gross margin percentage was 24.6 percent, down 50 basis points from 25.1 percent in 2016. The decline year over year was driven by gross profit margin compression on commodity products due to inflation in the lumber and lumber sheet good markets during most of 2017.

Selling, General and Administrative Expenses

•	SG&A was $1.4 billion or 20.5 percent of sales, a decrease of 90 basis points versus 2016. The reduction was largely attributable to cost leverage and declines in depreciation and amortization on acquired ProBuild assets, offset by investments the Company made in growth initiatives, including additional sales associates and new locations.

Interest Expense

•	GAAP interest expense was $193.2 million in 2017, a decrease of $21.5 million from 2016. The reduction is largely the result of a series of transactions that have reduced overall interest expense. In addition, interest expense for 2017 and 2016 included $58.7 million and $57.0 million, respectively, in charges relating to debt financing transactions executed to take advantage of favorable capital market conditions to lower go forward interest expense.

Income Tax Expense

•	Although the Company did not pay federal cash taxes in 2017, income tax expense was $53.2 million compared to an income tax benefit of $122.7 million in 2016. In 2017, the Company revalued its deferred taxes as a result of the 2017 Tax Act passed in December, increasing income tax expense by $29.0 million. The Company recorded a $128.6 million benefit in its income tax expense in 2016, which was attributable to the release of the valuation allowance against its deferred income tax assets.

Net Income

•	GAAP net income was $38.8 million, or $0.34 per diluted share, compared to a net income of $144.3 million, or $1.27 per diluted share, in 2016, a decrease of $0.93 per diluted share. The decrease is primarily driven by the tax valuation allowance of $128.6 million that was released in 2016 and the 2017 Tax Act deferred tax revaluation of $29.0 million.

•	Adjusted net income was $147.2 million, or $1.27 per diluted share, compared to adjusted net income of $94.2 million, or $0.83 per diluted share, for 2016, an increase of $0.44 per diluted share, or 56.3 percent.

EBITDA

•	Adjusted EBITDA for 2017 grew $37.4 million to $419.0 million, or 6.0 percent of sales, compared to $381.6 million, or 6.0 percent of sales, in 2016, an increase of 9.8 percent. The year over year improvement was primarily attributable to sales growth and cost leverage, partially offset by the impact of commodity inflation on gross margin and investments the Company made towards growth initiatives, including an increase in sales associates and new locations.

Builders FirstSource Reports Fourth Quarter and Fiscal 2017 Results (continued)

Capital Structure, Leverage, and Liquidity Information:

•	On December 29, 2017, the Company redeemed all of the outstanding $367.6 million aggregate principal amount of its 10.75% Senior Notes due 2023 in contemplation of the 2017 Tax Act, which limited the future deductibility of interest expense. The redemption price was equal to 100% of the principal amount of the Notes, plus the Applicable Premium, plus accrued and unpaid interest. The Applicable Premium totaled $48.7 million, which included interest due through August 15, 2018 and a call premium of 8.063%, plus $13.0 million of accrued but unpaid interest. The transaction was funded by the Company with a combination of $119.1 million cash generated from operations and investing as well as $310.2 million of borrowing on its revolving credit facility. A certain amount of 2018 interest was paid in 2017 with this transaction, which impacted the cash flow and leverage ratio that the Company expected to achieve as of December 31, 2017. This transaction is expected to generate $35 million in annual go forward cash interest savings.

•	Adjusted EBITDA in 2017 was $419.0 million and net debt was $1,746.0 million as of December 31, 2017. This leverage ratio of 4.2x net debt / Adjusted EBITDA was down from 4.8x as of December 31, 2016, enabled by a net debt reduction and EBITDA growth. Additionally, the refinancing transaction in December 2017 had a short-term impact on the year end leverage ratio, increasing the ratio by to 0.2 turns to 4.2x.

•	The Company generated net cash from operations and investing of $119.1 million in 2017, including funding $62.4 million of capital investments. Cash generated was used for debt reduction. Cash from operations was impacted by the prepayment of 2018 interest associated with redeeming our 10.75% Senior Notes due 2023, as disclosed in the Company’s 8K filed on December 14, 2017.

•	Liquidity at December 31, 2017 was $494.3 million, which consisted of net borrowing availability under the revolving credit facility and cash on hand.

Please refer to the accompanying financial schedules for more information.

Outlook

Concluding, Chad Crow, CEO, added, “I am as excited as ever about the outlook for Builders FirstSource for the years ahead. Demand in the new residential housing market continues to show steady growth. The Company is well positioned to capitalize on the opportunities our national footprint, strong customer relationships and our end market diversity provide. We continue to invest to further leverage our advantaged product portfolio to capture growth in the coming years. We are enthusiastic about our plans to create meaningful value through the Company’s identified initiatives as well as capitalizing on a growing single family housing market.

“As you know, Floyd Sherman stepped down as CEO as of December 29. I would like to acknowledge and personally thank my friend and mentor, Floyd Sherman, for his exceptional leadership over the past 16 years. Floyd will remain as an employee advisor to the Company through March 2019. I am eager to build on the strong platform that we have created.”

Builders FirstSource Reports Fourth Quarter and Fiscal 2017 Results (continued)

Conference Call

Builders FirstSource will host a conference call Thursday, March 1, 2018 at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. The earnings release presentation will be posted at www.bldr.com under the “investors” section before the call. To participate in the teleconference, please dial into the call a few minutes before the start time: 888-523-1228 (U.S. and Canada) and 719-325-4891 (international), Conference ID: 1093545. A replay of the call will be available at 1:00 p.m. Central Time through March 15th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 1093545. The live webcast and archived replay can also be accessed on the Company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

2017 Sales: $7.0 Billion    |    Associates: 15 Thousand    |    Operations in 40 states

Headquartered in Dallas, Texas, Builders FirstSource is the largest U.S supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery and installation of a full range of structural and related building products. We operate in 40 states with 402 locations and have a market presence in 75 of the top 100 Metropolitan Statistical Areas, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution facilities and manufacturing facilities (certain of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other building products. For more information about Builders FirstSource, visit the Company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

#    #    #

Contact:

Jennifer Pasquino

SVP Investor Relations

Builders FirstSource, Inc.    .

(303) 262-8571

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended December 31,
	2017	2016
	(In thousands, except per share amounts)
Sales	$1,778,939	$1,546,912
Cost of sales	1,347,719	1,155,337

Gross margin	431,220	391,575
Selling, general and administrative expenses	366,419	340,697

Income from operations	64,801	50,878
Interest expense, net	89,471	44,351

Income (loss) before income taxes	(24,670)	6,527
Income tax expense	18,031	116

Net income (loss)	$(42,701)	$6,411

Comprehensive income (loss)	$(42,701)	$6,411

Net income (loss) per share:
Basic	$(0.38)	$0.06

Diluted	$(0.38)	$0.06

Weighted average common shares:
Basic	113,239	111,549

Diluted	113,239	114,158

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

	Years Ended December 31,
	2017	2016
	(In thousands, except per share amounts)
Sales	$7,034,209	$6,367,284
Cost of sales	5,306,818	4,770,536

Gross margin	1,727,391	1,596,748
Selling, general and administrative expenses	1,442,288	1,360,412

Income from operations	285,103	236,336
Interest expense, net	193,174	214,667

Income before income taxes	91,929	21,669
Income tax expense (benefit)	53,148	(122,672)

Net income	$38,781	$144,341

Comprehensive income	$38,781	$144,341

Net income per share:
Basic	$0.34	$1.30

Diluted	$0.34	$1.27

Weighted average common shares:
Basic	112,587	110,754

Diluted	115,597	113,585

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31,
	2017	2016
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$57,533	$14,449
Accounts receivable, less allowances of $11,771 and $11,571 at December 31, 2017 and 2016, respectively	631,992	569,208
Other receivables	71,232	55,781
Inventories, net	601,547	541,771
Other current assets	33,564	34,772

Total current assets	1,395,868	1,215,981
Property, plant and equipment, net	639,303	656,101
Assets held for sale	5,273	4,361
Goodwill	740,411	740,411
Intangible assets, net	132,567	159,373
Deferred income taxes	75,105	115,320
Other assets, net	17,597	18,340

Total assets	$3,006,124	$2,909,887

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks outstanding	$—	$35,606
Accounts payable	514,282	409,759
Accrued liabilities	271,597	293,115
Current maturities of long-term debt and lease obligations	12,475	16,217

Total current liabilities	798,354	754,697
Long-term debt and lease obligations, net of current maturities, debt discount, and debt issuance costs	1,771,945	1,785,835
Other long-term liabilities	59,616	59,735

Total liabilities	2,629,915	2,600,267
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at December 31, 2017 and 2016	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 113,572 and 111,564 shares issued and outstanding at December 31, 2017 and 2016, respectively	1,136	1,115
Additional paid-in capital	546,766	527,868
Accumulated deficit	(171,693)	(219,363)

Total stockholders’ equity	376,209	309,620

Total liabilities and stockholders’ equity	$3,006,124	$2,909,887

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Years Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$38,781	$144,341
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	92,993	109,793
Amortization and write-off of debt issuance costs and debt discount	6,092	7,502
Loss on extinguishment of debt	56,657	55,776
Payment of original issue discount	—	(1,259)
Deferred income taxes	49,104	(124,787)
Bad debt expense	197	1,390
Stock compensation expense	13,508	10,549
Net loss (gain) on sales of assets and asset impairments	6,965	(336)
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(75,870)	(45,942)
Inventories	(60,645)	(33,965)
Other current assets	8	(4,873)
Other assets and liabilities	8,315	(828)
Accounts payable and checks outstanding	65,764	36,585
Accrued liabilities	(23,341)	4,281

Net cash provided by operating activities	178,528	158,227

Cash flows from investing activities:
Purchases of property, plant and equipment	(62,407)	(42,662)
Proceeds from sale of property, plant and equipment	2,981	8,305
Cash used for acquisitions, net	—	(3,970)

Net cash used in investing activities	(59,426)	(38,327)

Cash flows from financing activities:
Borrowings under revolving credit facility	1,370,000	907,000
Payments under revolving credit facility	(1,020,000)	(967,000)
Proceeds from issuance of notes	—	750,000
Repayments of long-term debt and other loans	(379,926)	(807,517)
Payments of debt extinguishment costs	(48,704)	(42,869)
Payments of loan costs	(2,799)	(15,663)
Exercise of stock options	8,055	6,627
Repurchase of common stock	(2,644)	(1,092)

Net cash used in financing activities	(76,018)	(170,514)

Net increase (decrease) in cash and cash equivalents	43,084	(50,614)
Cash and cash equivalents at beginning of period	14,449	65,063

Cash and cash equivalents at end of period	$57,533	$14,449

Supplemental disclosure of non-cash activities

For the years ended December 31, 2017 and 2016 the Company retired assets subject to lease finance obligations of $14.0 million and $38.1 million and extinguished the related lease finance obligation of $11.7 million and $41.2 million, respectively.

The Company purchased equipment which was financed through capital lease obligations of $14.2 million and $8.1 million in the years ended December 31, 2017 and 2016, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on February 28, 2018.

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
	(in millions)		(in millions)
Reconciliation to Adjusted EBITDA:
Reported GAAP Net Income	$(42.7)	$6.4	$38.8	$144.3
Integration related expenses	4.0	5.1	20.7	26.0
Debt issuance and refinancing cost (1)	56.3	9.7	58.7	57.0
(Release) of tax valuation allowance/revaluation of deferred taxes (2)	29.0	(3.1)	29.0	(131.6)
Facility closure costs	—	0.2	—	(1.5)

Adjusted Net Income	46.6	18.3	147.2	94.2

Weighted average diluted common shares (in millions)	116.5	114.2	115.6	113.6
Diluted adjusted net income per share:	$0.40	$0.16	$1.27	$0.83

Reconciling items:
Depreciation and amortization expense	22.2	22.9	93.0	109.8
Interest expense, net	33.2	34.7	134.5	157.7
Income tax (benefit) expense	(11.0)	3.2	24.1	8.9
Stock compensation expense	3.6	2.8	13.5	10.5
(Gain)/loss on sale and asset impairments	1.9	2.9	6.3	(0.3)
Other management-identified adjustments (3)	0.4	0.0	0.4	0.8

Adjusted EBITDA	$96.9	$84.8	$419.0	$381.6

Adjusted EBITDA Margin	5.4%	5.5%	6.0%	6.0%

(1)	Cost associated with refinancing long term debt.
(2)	In 2016, the company released the valuation allowance against its net deferred tax asses. In 2017, the company revalued its deferred taxes assets due to the 2017 Tax Act.
(3)	Primarily relates to severance and one time cost.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(adjusted and unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
	(in millions except per share amounts)
Net sales	1,778.9	1,546.9	7,034.2	6,367.3
Sales adjustment for closed locations	—	(1.4)	—	(13.8)

Net sales excluding closed locations	1,778.9	1,545.5	7,034.2	6,353.5
Gross margin	431.2	391.6	1,727.4	1,596.8
Gross margin %	24.2%	25.3%	24.6%	25.1%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)(2)	18.8%	19.8%	18.6%	19.1%
Adjusted EBITDA	96.9	84.8	419.0	381.6
Adjusted EBITDA margin %	5.4%	5.5%	6.0%	6.0%
Depreciation and amortization	(22.2)	(22.9)	(93.0)	(109.8)
Interest expense, net of debt issuance cost and refinancing	(33.2)	(34.7)	(134.5)	(157.7)
Income tax benefit (expense)	11.0	(3.2)	(24.1)	(8.9)
Other adjustments	(5.9)	(5.7)	(20.2)	(11.0)

Adjusted Net Income	$46.6	$18.3	$147.2	$94.2

Basic adjusted net income per share:	$0.41	$0.16	$1.31	$0.85

Diluted adjusted net income per share:	$0.40	$0.16	$1.27	$0.83

Weighted average common shares (in millions)
Basic	113.2	111.5	112.6	110.8
Diluted	116.5	114.2	115.6	113.6

Note: The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on February 28, 2018.

(1)	Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock comp, acquisition, integration and other expenses. GAAP SG&A in Q4-17 of $366.4M less $22.2M depreciation and amortization, less $4.0M of integration expenses, less $3.6M of stock comp and $2.3M loss from sales, impairments, and other. YTD 2017 GAAP SG&A of $1,442.3M less $93.0M depreciation and amortization, less $20.7M of integration expenses, less $13.5M of stock comp, and $6.7M from the loss from sales, impairments, and other.
(2)	Gross margin % defined as gross margin divided by Net Sales

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales Excluding Closed Locations by Product Category

(unaudited)

	Three months ended December 31,				Twelve months ended December 31,
	2017		2016		2017		2016
	(in millions)				(in millions)
Lumber & Lumber Sheet Goods	$643.3	36.2%	$514.8	33.3%	$2,510.9	35.7%	$2,129.4	33.5%
Manufactured Products	307.7	17.3%	272.1	17.6%	1,208.5	17.2%	1,089.2	17.1%
Windows, Doors & Millwork	343.9	19.3%	322.8	20.9%	1,360.6	19.4%	1,282.8	20.2%
Gypsum, Roofing & Insulation	129.0	7.3%	123.3	8.0%	538.4	7.6%	519.8	8.2%
Siding, Metal & Concrete Products	157.0	8.8%	145.3	9.4%	655.9	9.3%	621.7	9.8%
Other	198.1	11.1%	167.2	10.8%	759.9	10.8%	710.6	11.2%

Total adjusted net sales (1)	$1,779.0	100.0%	$1,545.5	100.0%	$7,034.2	100.0%	$6,353.5	100.0%

(1)	Results exclude sales from closed locations

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three months ended December 31, 2017
	Interest Expense	Net Debt Outstanding	Adjusted Annual Go Forward Cash Interest (1)
	(in millions)
2024 Secured Notes @ 5.625% Fixed	$10.5	$750.0	$42.2
2023 Unsecured Notes at 10.75% Fixed	9.7
2024 Term Loan @ 4.7% (Floating LIBOR) (2)	5.2	463.0	21.8
Revolving Credit Facility @ 2.9% (Floating LIBOR) (2)	1.3	350.0	14.4
Amortization of deferred loan costs and debt discount (3)	8.9
Lease finance obligations and capital leases	5.3	240.5	21.3
Redemption premium paid on call of the 2023 Unsecured Notes	48.7
Other	(0.1)
Cash		(57.5)

Total	$89.5	$1,746.0	$99.7

(1)	Excludes issuance cost and one time items. Assumes current or pro forma borrowing rates on variable debt.
(2)	Assumes Q4 balance for the Term Loan and the revolving credit facility for annualized projections.
(3)	Includes $7.6M of non-cash deferred loan cost and debt discount write-off associated with the extinguishment of debt on our 2023 unsecured notes